                                  EXHIBIT 8.2

                        OPINION REGARDING ERISA MATTERS

               [LETTERHEAD OF HOLLAND & KNIGHT LLP APPEARS HERE]



November 1, 1999



Wells Real Estate Investment Trust, Inc.
3885 Holcomb Bridge Road
Norcross, GA 30092

     Re:  Wells Real Estate Investment Trust, Inc.
          Registration Statement on Form S-11
          Registration No. 333-83933


Ladies and Gentlemen:

     Wells Real Estate Investment Trust, Inc. (the "Company") is a Maryland corporation which has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes. The Company is registering 23,000,000 shares of its common stock (the "Shares") with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-11, Registration No. 333-83933 (as amended, the "Registration Statement"), which includes the Company's Prospectus (as amended, the "Prospectus"), and has requested our opinion as to whether pursuant to the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. (S)(S) 1001-1461 ("ERISA"), the assets of the Company will be treated as the assets of an employee benefit plan by virtue of any such plan's purchase of Shares.

     In rendering this opinion, we have reviewed the Registration Statement and the Prospectus included therein and the Company's Articles of Incorporation and Bylaws, each as amended. We have assumed the authenticity of the documents provided and have not attempted to verify independently any factual information.

     Based on and subject to the foregoing, we are of the following opinions as of the date hereof:

     1. Assuming the offering of Shares takes place as described in the Registration Statement, the Shares will more likely than not constitute "publicly-offered

Wells Real Estate Investment Trust, Inc.
November 1, 1999
Page 2

securities," as that term is used in regulations promulgated by the U.S. Department of Labor (the "Department") and codified at 29 C.F.R. (S) 2510.3-101. Accordingly, pursuant to and based upon the authority of such regulations, it is our opinion that it is more likely than not that the assets of the Company will not be considered to be assets of any employee benefit plan purchasing Shares under ERISA.

     2. The descriptions of the law and the legal conclusions contained in the Prospectus under the captions "Risk Factors -- Retirement Plan Risks" and "ERISA Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the state of relevant law currently in effect with respect to an investment in Shares by employee benefit plans.

     This opinion is based on existing law which is, to a large extent, the result of regulations and administrative interpretations issued by the Department. No assurance can be given that Department opinions or judicial decisions will not be rendered in the future which would modify the conclusions expressed in this opinion. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter, and we do not undertake to update this opinion letter. The Company's qualification for the "publicly-offered securities" exemption under the Department's regulations depends upon the Company's ability to meet on a continuing basis the various requirements under the regulations described in the Prospectus. Holland & Knight LLP will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual ownership of the Company for any given year will satisfy the requirements under ERISA and the Department's regulations for qualification for the above exemption. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

     Further, an opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Department or the courts. In certain instances with respect to matters for which there is no relevant authority, including the effect of certain transfer restrictions on the ability of the Company to satisfy the requirements for qualification that its shares be freely transferable, our opinion is based on authorities which we have considered to be analogous even though certain such authorities have been rendered obsolete for unrelated reasons by subsequent authorities. There can be no assurance that positions contrary to our opinions will not be taken by the Department, or that a court considering the issues would not hold contrary to our opinions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving

Wells Real Estate Investment Trust, Inc.
November 1, 1999
Page 3



 this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                               Sincerely yours,

                                               HOLLAND & KNIGHT LLP

                                               /s/ Holland & Knight LLP